Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Apogee Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.00001	Rule 457(a)	17,968,750	$17.00	$305,468,750	0.00011020	$33,662.66
Fees Previously Paid	Equity	Common Stock, par value $0.00001	Rule 457(o)	—	—	$100,000,000	0.00011020	$11,020.00
	Total Offering Amounts					$305,468,750	0.00011020	$33,662.66
	Total Fees Previously Paid					—	—	$11,020.00
	Total Fee Offsets					—	—	$0
	Net Fee Due					—	—	$22,642.66

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) or Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares subject to the underwriters’ option to purchase additional shares, if any.